                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                  FORM 8-K/A


                       AMENDMENT NO. 1 TO CURRENT REPORT

                    PURSUANT TO SECTION 13 OF 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


                                JANUARY 4, 2002

               Date of Report (Date of earliest event reported)

                       INTEGRATED CIRCUIT SYSTEMS, INC.

              (Exact Name of Registrant as Specified in Charter)



        --------------------------------------------------------------


              PENNSYLVANIA          0-19299          23-2000174
            (State or Other    (Commission File   (I.R.S. Employer
            Jurisdiction of         Number)      Identification No.)
              Incorporation)


        --------------------------------------------------------------

                        2435 BOULEVARD OF THE GENERALS

                             NORRISTOWN, PA 19403

              (Address of Principal Executive Offices) (Zip Code)


        --------------------------------------------------------------

                                (610) 630-5300

              Registrant's Telephone Number, Including Area Code

The Registrant hereby amends Item 7 to its Current Report on Form 8-K dated January 4, 2002, in order to include the financial statements and pro forma information required by Item 7(a) and Item 7(b).

ITEM 7.   Financial Statements, Pro Forma Financial Information And Exhibits.

(a) Financial Statements of Business Acquired.

The required financial statements of the business acquired are filed as an exhibit to this report.

          See Appendix A. attached hereto.

(b) Pro Forma Financial Information.

The pro forma financial information required by paragraph (b) of Item 7 of Form 8-K with respect to the Registrants acquisition of Micro Networks Corporation are filed as an exhibit to this report.

          See Appendix B. attached hereto.

    (c) Exhibits.

Exhibit 23.1 Consent of Accountants

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2002


                              Integrated Circuit Systems, Inc.


                              By: /s/ Hock E. Tan
                                  ---------------
                              Name: Hock E. Tan
                              Title: President and Chief Executive Officer

                                 EXHIBIT INDEX
                                 -------------

Exhibit No.  Description
-----------  -----------

23.1         Consent of Accountants

                                  Appendix A
                Micro Networks Corporation Financial Statements

                                                             Page

Report of Independent Accountants                            A-1

Financial Statements

     Consolidated Balance Sheet                              A-2

     Consolidated Statement of Operations                    A-3

     Consolidated Statement of Redeemable Preferred Stock
        And Stockholders' Deficit                            A-4

     Consolidated Statement of Cash Flows                    A-5

     Notes to Consolidated Financial Statements              A-6-

                       Report of Independent Accountants

To the Stockholders of Micro Networks Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Micro Networks Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A, the outstanding equity interests of Micro Networks Corporation were sold to Integrated Circuit Systems, Inc. on January 4, 2002.


PriceWaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2002

                           Micro Network Corporation
                          Consolidated Balance Sheets
                          December 31, 2001 and 2000
                     (In thousands, except per share data)

                                                                                         2001            2000
Assets
Current assets:
   Cash and cash equivalents                                                            $   344        $  2,170
   Accounts receivable                                                                    6,580           7,315
   Inventory                                                                             10,161          12,093
   Deferred tax assets                                                                    2,924           1,240
   Deferred merger costs                                                                  1,647              --
   Other current assets                                                                     410           1,541
                                                                                       ------------------------
       Total current assets                                                              22,066          24,359
   Property, plant and equipment, net                                                     8,772           8,133
   Intangible assets, net                                                                 3,971           4,500
   Other assets                                                                              12              87
       Total assets                                                                     $34,821        $ 37,079

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
   Short-term debt and current portion of long-term debt                                $ 4,514        $ 13,057
   Accounts payable                                                                       4,148           5,114
   Income taxes payable                                                                   1,011           1,524
   Dividends payable                                                                        200             467
   Accrued compensation and benefits                                                      1,342           1,404
   Other accrued expenses                                                                 1,803           3,191
                                                                                       ------------------------
      Total current liabilities                                                          13,018          24,757
   Long-term debt, less current portion                                                   2,513              --
   Deferred tax liabilities                                                               2,547           3,012
   Other liabilities                                                                          8              33
                                                                                       ------------------------
      Total liabilities                                                                  18,086          27,802

Redeemable convertible preferred stock:
   Redeemable convertible preferred stock, Class A, 1,100 shares authorized, 1,100
     shares issued and outstanding; stated at redemption value                            1,100           1,100
   Redeemable convertible preferred stock, Class B, 750 shares authorized, 732
     shares issued and outstanding; stated at redemption value                            1,603           1,603
   Redeemable convertible preferred stock, Class C, 750 shares authorized, 715
     shares issued and outstanding; stated at redemption value                           11,951          11,841
   Redeemable convertible preferred stock, Class D, 500 shares authorized, 500
     shares issued and outstanding; stated at redemption value                            8,357           8,280
Commitments (see Note G)
   Common stock, $0.01 par value, 5,150 shares authorized, 577 and 454 shares
     issued and outstanding as of December 31, 2001 and 2000 respectively                     7               6
   Additional paid-in capital                                                               137              --
   Accumulated deficit                                                                   (6,347)        (13,472)
   Treasury stock (2 shares of common stock and 43 shares of Class
     A preferred stock, at cost)                                                            (68)            (68)
   Notes receivable from officers                                                            (5)            (13)
                                                                                       ------------------------
       Total stockholders' deficit                                                       (6,276)        (13,547)
                                                                                       ------------------------
       Total liabilities, redeemable convertible preferred stock and
         stockholder's deficit                                                          $34,821        $ 37,079
                                                                                        =======================

          See accompanying notes to consolidated financial statements.

                          Micro Networks Corporation
                     Consolidated Statement of Operations
                For the Years Ended December 31, 2001 and 2000
                                (In thousands)

                                                                2001            2000

Net Sales                                                     $51,427        $ 53,382

Cost of Sales                                                  27,464          28,734
                                                           --------------------------

      Gross profit                                             23,963          24,648
                                                           --------------------------

Operating expenses:
   Research and development                                     5,086           5,060
   Sales and marketing                                          2,411           2,804
   General and administrative                                   5,647           5,538
   Amortization and other acquisition-related expenses            529             798
                                                           --------------------------

        Total operating expenses                               13,673          14,200
                                                           --------------------------

Operating income                                               10,290          10,448

Interest expense                                                 (899)         (1,336)

Other income, net                                                 187              57
                                                           --------------------------

Income before income taxes                                      9,578           9,169

Provision for income taxes                                      2,453           3,666
                                                           --------------------------

Net income                                                      7,125           5,503

Accretion of Class C and Class D preferred stock to
  redemption value                                               (187)        (14,761)
Dividend on Class D preferred stock                              (200)           (200)
                                                           --------------------------

Net income (loss) attributable to common stockholders         $ 6,738        $ (9,458)
                                                           ==========================

         See accompanying notes to consolidated financial statements.

 Micro Networks Corporation Consolidated Statements of Redeemable Convertible
                   Preferred Stock and Stockholders' Deficit
           For the Period from January 1, 2000 to December 13, 2001
                                (In thousands)

                                           Class A                 Class B                 Class C                Class D
                                         redeemable               redeemable              redeemable             redeemable
                                         convertible             convertible             convertible            convertible
                                       preferred stock         preferred stock         preferred stock        preferred stock
                                     Share       Value       Share        Value     Share        Value     Share         Value
Balance at January 1, 2000           1,100      $1,100          732       $1,603     715         $ 2,860      500         $2,500

Issuance of common stock
 in connection with exercise
 of stock options and warrants          --          --           --           --      --              --       --             --

     Repayment of note                  --          --           --           --      --              --       --             --

Dividend on Class D
 preferred stock                        --          --           --           --      --              --       --             --

Accretion on Class C and
 Class D preferred
 stock to redemption value              --          --           --           --      --           8,981       --          5,780

       Net income                       --          --           --           --      --              --       --             --
                                     ---------------------------------------------------------------------------------------------

Balance at December 31, 2000         1,100       1,100          732        1,603     715          11,841      500          8,280

Issuance of common stock
 in connection with exercise
 of stock options                       --          --           --           --      --              --       --             --

     Repayment of note                  --          --           --           --      --              --       --             --

Dividend on Class D
 preferred stock                        --          --           --           --      --              --       --             --

Conversion of Class D
 preferred stock dividends into
 common stock                           --          --           --           --      --              --       --             --

Accretion of Class C and
 Class D preferred stock
 to redemption value                    --          --           --           --      --             110       --             77

       Net Income                       --          --           --           --      --              --       --             --
                                     ---------------------------------------------------------------------------------------------

Balance at December 31, 2001         1,100      $1,100          732       $1,603     715         $11,951      500         $8,357
                                     =============================================================================================

                                                                                                      Notes
                                                         Additional                                 receivable       Total
                                        Common Stock       paid-in      Accumulated    Treasury        from      Stockholders'
                                      Share    Value       capital        deficit       stock        officers       deficit
Balance at January 1, 2000             166        $  3       $   --       $  (4,510)   $   (68)      $ (18)     $  (4,593)

Issuance of common stock
 in connection with exercise
 of stock options and warrants         288           3          496              --         --          --            499

     Repayment of note                  --          --           --              --         --           5              5

Dividend on Class D preferred
 stock                                  --          --           --            (200)        --          --           (200)

Accretion on Class C and
 Class D preferred
 stock to redemption value              --          --         (496)        (14,265)        --          --        (14,761)

       Net income                       --          --           --           5,503         --          --          5,503
                                     ---------------------------------------------------------------------------------------------

Balance at December 31, 2000           454           6           --         (13,472)       (68)        (13)       (13,547)

Issuance of common stock
 in connection with exercise
 of stock options                       30          --           58              --         --          --             58

     Repayment of note                  --          --           --              --         --           8              8

Dividend on Class D
 preferred stock                        --          --         (200)             --         --          --           (200)

Conversion of Class D
 preferred stock dividends into
 common stock                           93           1          466              --         --          --            467

Accretion of Class C and
 Class D preferred stock
 to redemption value                    --          --         (187)             --         --          --           (187)

       Net Income                       --          --           --           7,125         --          --          7,125
                                     ---------------------------------------------------------------------------------------------

Balance at December 31, 2001           577        $  7       $  137       $  (6,347)   $   (68)      $  (5)      $ (6,276)
                                     =============================================================================================

         See accompanying notes to consolidated financial statements.

                          Micro Networks Corporation
                     Consolidated Statement of Cash Flows
                For the Years Ended December 31, 2001 and 2000
                                (In thousands)

                                                                                           2001                  2000
Cash flows from operating activities:
   Net income                                                                                $  7,125              $  5,503

   Depreciation and amortization                                                                2,262                 2,112
   Gain on disposal of equipment                                                                  (13)                  (57)
   Provision for doubtful accounts                                                                597                    93
   Deferred taxes                                                                              (2,149)                   59

   Changes in operating assets and liabilities:
     Accounts receivable                                                                          138                (2,298)
     Inventory                                                                                  1,932                (6,459)
     Deferred merger costs                                                                     (1,647)                   --
     Other current assets                                                                       1,131                (1,359)
     Current assets                                                                                75                    16
     Accounts payable                                                                            (966)                2,735
     Income taxes payable                                                                        (513)                1,380
     Accrued expenses                                                                          (1,450)                2,315
     Other                                                                                        (18)                  (79)
                                                                                -------------------------------------------

        Net cash provided by operating activities                                               6,504                 3,961
                                                                                -------------------------------------------
Cash flows from investing activities:
     Purchases of property, plant and equipment                                                (2,372)               (4,648)
     Proceeds from sale of equipment                                                               13                    92
                                                                                -------------------------------------------

        Total cash used in investing activities                                                (2,359)               (4,556)
                                                                                -------------------------------------------

Cash flows from financing activities:
     Proceeds from issuance of common stock                                                        58                   499
     Principal payments under long-term debt                                                   (4,264)               (1,131)
     Net (decrease) increase in revolving loan balance                                         (5,061)                3,164
     Proceeds from long-term debt obligations                                                   3,295                    --
     Repayment of capital lease obligations                                                        (7)                  (34)
     Repayment of notes receivable from officers                                                    8                     5
                                                                                -------------------------------------------

         Total cash provided by (used in) financing activities                                 (5,971)                2,503
                                                                                -------------------------------------------

Net (decrease) increase in cash and cash equivalents                                           (1,826)                1,908

Cash and cash equivalents, beginning of period                                                  2,170                   262
                                                                                -------------------------------------------

Cash and cash equivalents, end of period                                                     $    344              $  2,170
                                                                                ===========================================

Supplemental disclosures of cash flow information:
     Cash paid during the period for:
         Interest                                                                            $    932              $  1,256
         Income taxes                                                                           5,138                 2,260
     Noncash financing activities:
         Accretion of Class C and Class D preferred stock to
            redemption value                                                                      187                14,761
         Dividend on Class D preferred stock                                                      200                   200
         Conversion of Class D dividends to common stock                                          467                    --

         See accompanying notes to consolidated financial statements.

                          Micro Networks Corporation
                  Notes to Consolidated Financial Statements

A.   Company

Nature of Business
Micro Networks Corporation (the "Company") and its wholly owned subsidiaries, MNC Worcester Corporation, Andersen Laboratories, Inc. and Creative Electric, Inc., design, manufacture and market high reliability microelectronic circuits, multi-chip modules, and monolithic circuits for data conversion and frequency management applications. The Company's headquarters are located in Worcester, Massachusetts, with manufacturing plants in Worcester, Massachusetts; Bloomfield, Connecticut and Auburn, New York.

On December 20, 2001, the Company entered into a definitive agreement with Integrated Circuit Systems, Inc. ("ICS") to sell the Company's outstanding equity interests for cash proceeds of approximately $65 million, net of certain adjustments including the Company's severance and benefit plan payments, other obligations arising from a change of controls, working capital adjustments and an assumption of approximately $12 million in debt. The transaction closed on January 4, 2002 (the "Closing Date"), at which part the Company began operating as a wholly owned subsidiary of ICS.

All options and warrants outstanding as of the Closing Date became fully vested and exercisable. The holders of shares of common and preferred stocks and options and warrants to acquire common stock, outstanding as of the Closing Date were entitled to cash proceeds as if such shares, options and warrants were converted to common stock. The related tax benefit of these effective option exercises is not reflected in the consolidated financial statements as of December 31, 2001. Of the total transaction proceeds, approximately $13,000,000 is being held in escrow as security for certain indemnification obligations, post-closing purchase price adjustments and transaction expenses. Of the $13,000,000 in escrow, $5,300,000 relates to an ongoing dispute between the Company and one of its Series C and D preferred stock investors (HIG Hightec, Inc. or "HIG"). The total amount in escrow will be held until the later of 18 months from the Closing Date or the date of resolution of claims between the Company, ICS and HIG.

During the year ended December 31, 2001, Micro Networks incurred costs of approximately $1,647,000 that were directly related to the merger with ICS. These costs, the amount of which is subject to final determination, have been deferred on the consolidated balance sheet as of December 31, 2001. Certain change of control obligations and severance payments approximating $2,240,000 became due and payable upon the Closing Date. These amounts are not reflected in the consolidated balance sheet or results of operations as of and for the year ended December 31, 2001.

B.   Summary of Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and certificates of deposit with original maturities at acquisition of 90 days or less.

Inventory
Inventory is stated at the lower of cost (standard cost, which approximates cost on a first-in, first-out basis) or net realizable value.

Property, Plant and Equipment
Property, plant and equipment is recorded at cost and is depreciated using the straight-line method over the expected useful lives of the assets as follows:


                                                 Estimated useful life in years

     Furniture and fixtures                                5-10 years
     Machinery and equipment                                5-7 years
     Computer equipment and software                        3-5 years
     Leasehold improvements                     Earlier of 7 years or lease term
     Building and improvements                               40 years

Upon retirement or other disposition, the cost and related accumulated depreciation and amortization of the assets are removed from the accounts and the resulting gain or loss is reflected in net income. Expenditures for maintenance and repairs are expensed as incurred.

Intangible Assets
Intangible assets principally consist of purchased technology and the "Andersen Laboratories" trade name. Purchased technology and the "Andersen Laboratories" trade name are amortized on a straight-line basis over 10 and 15 years, respectively.

Long-Lived Assets
The Company evaluates the net realizable value of long-lived assets, including intangible assets, whenever events or changes in business circumstances indicate that the carrying amounts of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate, relying on a number of factors, including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is assessed when the undiscounted, expected future operating cash flows derived from the asset are less than its carrying value.

Revenue Recognition
Revenue is recorded as products are delivered or as services are performed, provided that fees are fixed or determinable and collection is deemed probable. Revenues and related costs from contracts involving nonrecurring design and manufacturing services are recognized using the completed contract method of accounting. The Company accrues for anticipated returns and warranty costs upon shipment.

Research and Development Costs
Research and development costs are expensed as incurred.

Advertising Costs
Advertising costs are included in sales and marketing expenses and are expensed as incurred. Advertising costs were approximately $184,000 and $141,000 for the years ended December 31, 2001 and 2000, respectively.

Income Taxes
Income taxes are accounted for under the asset and liability approach. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect in the years in which the differences are expected to reverse. Tax credits are treated as reductions of income taxes in the year in which the credits are utilized for income tax purposes. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting for Stock-Based Compensation
The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. When the exercise price of stock options granted to employees is less than the fair market value of common stock at the date of grant, the Company records that difference, multiplied by the number of shares under option, as deferred compensation, which is then amortized over the vesting period of the options. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (see Note I). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

Concentrations of Credit Risk
Financial instruments which potentially concentrate credit risk consist principally of trade receivables. The credit risk associated with trade receivables is limited by the large number of customers and their broad geographic dispersion, although some customers do constitute a significant percentage of net sales (see Note L). The Company and its subsidiaries do not require collateral or other security against trade receivable balances; however, reserves are maintained for potential credit losses and such losses have historically been within management's expectations.

Fair Value of Financial Instruments
Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and debt, are carried on the consolidated financial statements at amounts that approximate fair value at December 31, 2001 and 2000. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from these estimates.

C.   Inventory

Inventory consisted of the following at December 31 (in thousands):

                                                2001                 2000


     Raw materials                                $  7,088             $  5,070
     Work in process                                 2,066                4,895
     Finished goods                                  1,007                2,128
                                         --------------------------------------
                                                  $ 10,161             $ 12,093
                                         ======================================



D.   Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31 (in thousands):

                                                                2001             2000
         Furniture and fixtures                                 $    279         $    401
         Machinery and equipment                                  11,447           10,192
         Computer equipment and software                           1,609            1,740
         Leasehold improvements                                    1,085              726
         Land, building and improvements                           1,702            1,243
         Vehicle                                                      32               --
                                                             ----------------------------
                                                                  16,154           14,302
         Less: accumulated depreciation and amortization           7,382            6,169
                                                             ----------------------------
                                                                $  8,772         $  8,133
                                                             ============================

Depreciation and amortization expense for property, plant and equipment was $1,733,000 and $1,501,000 for the years ended December 31, 2001 and 2000, respectively.

The cost of machinery and equipment and computer equipment and software held under capital leases was $26,700 as of December 31, 2001 and 2000. Accumulated amortization related to assets held under capital leases amounted to $12,000 and $6,000 as of December 31, 2001 and 2000, respectively.

E.   Intangible Assets

Intangible assets consisted of the following at December 31 (in thousands):

                                                         2001           2000
        Purchased technology                                $ 5,685      $  5,685
        "Anderson Laboratories" trade name                      568           568
        Other intangible assets                                  --            16
                                                        -------------------------
                                                              6,253         6,269
        Less: accumulated amortization                        2,282         1,769
                                                        -------------------------
                                                            $ 3,971      $  4,500
                                                        =========================

F.   Debt

     Debt consisted of the following at December 31 (in thousands):

                                                                  2001           2000
        Term Loan                                                    $ 2,812      $  3,437
        Revolving credit facility                                      1,692         6,753
        Capital equipment line of credit                                  --           367
        Notes payable to related party                                 2,500         2,500
        Vehicle loan                                                      23            --
                                                                 -------------------------
                                                                       7,027        13,057
        Short-term debt and current portion of long-term debt         (4,514)      (13,057)
                                                                 -------------------------
        Long-term debt, less current portion                         $ 2,513      $     --
                                                                 =========================

The Company's September 1998 revolving credit facility and term loan agreement, as amended in June 2001 with a commercial bank provides a three-year term loan of $3.5 million, a $10.0 million three-year revolving credit facility and an additional three-year credit line of $3.0 million for the purchase of capital equipment. The term loan is collateralized by all the assets of the Company and its subsidiaries, bears interest at the bank's prime rate and is repayable in 36 monthly installments of $90,723 each with a balloon payment at maturity in June 2004. The revolving credit facility is available up to a predefined maximum based on eligible receivables and inventory, matures in June 2004 and bears interest at the bank's prime rate. The capital equipment line of credit is available to finance up to 80% of the purchase price of capital items and bears interest at the bank's prime rate. Upon a refinancing of the Company's debt in June 2001, the outstanding balance under the equipment line of credit was incorporated into the term loan described above. The credit agreements require the Company to maintain certain consolidated financial ratios and restricts the payment of dividends. There was $11.3 million additional financing available to the Company under these facilities as of December 31, 2001. As of December 31, 2001 and 2000, the bank's prime rate was 4.75% and 9.50%, respectively.

The revolving credit facility, term loan, and equipment line of credit agreements contain provisions whereby the Company is declared in default upon certain changes in control. Accordingly, the debt was deemed to be in default upon the sale of the Company on January 4, 2002 (see Note A) and therefore is classified as a current liability on the consolidated balance sheet as of December 31, 2001. The outstanding balances under the term loan and revolving credit facility were fully repaid by ICS subsequent to the Closing Date.

In connection with the acquisitions of Andersen Laboratories, Inc. and Creative Electric, Inc., the Company issued notes payable to the previous owner for an amount of $2,500,000. The notes, as amended, accrue interest at the prime lending rate as defined in the term loan agreements and mature on September 15, 2004. The interest is payable monthly. The obligation may be paid in advance provided 120 days' written notice is provided. If less than 120 days' written notice is provided, prepayment penalties shall be imposed of up to 2% of the prepayment amount. The notes are collateralized by all the assets of the Company and its subsidiaries and are subordinate to the loan agreements the Company has with a commercial bank. This obligation was assumed by ICS upon consummation of the merger between ICS and the Company.

G.   Lease Obligations

The Company leases approximately 86,200 square feet of a building, and related improvements, under a ten-year lease agreement which provides for an annual rental payment of $462,000 in 2001, increasing 2.5% annually through 2010. The Company is also responsible for its allocated portion of utilities and taxes, and a portion of maintenance expenses. The Company also leases 20,200 square feet of a building under a lease that expires in 2004, providing for annual rental payments of $90,000, increasing 5% annually. Rental expense relating to property operating leases for the years ended December 31, 2001 and 2000 was $638,000 and $475,000, respectively.

The Company has entered into various operating lease agreements for office and manufacturing equipment. Rental expense relating to these operating leases for the years ended December 31, 2001 and 2000 was $278,000 and $195,000, respectively.

Future minimum lease payments under noncancelable operating leases, with remaining terms in excess of one year, were as follows at December 31, 2001 (in thousands):

     2002                                                         $   682
     2003                                                             670
     2004                                                             653
     2005                                                             568
     2006                                                             522
     Thereafter                                                     2,221
                                                   ----------------------
                                                                  $ 5,316
                                                   ======================

The Company has entered into a capital lease agreement for communications equipment. Future minimum lease payments under the capital lease as of December 31, 2001, were not material.

H.   Redeemable Convertible Preferred Stock and Stockholders' Deficit

Redeemable Convertible Preferred Stock
The authorized preferred stock of the Company at December 31, 2001 and 2000, consisted of Class A, Class B, Class C and Class D redeemable convertible preferred stock. Upon any liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to receive the following liquidation preferences:

     Class A preferred stock                              $1.00 per share
     Class B preferred stock                              $2.19 per share
     Class C preferred stock                              $4.00 per share
     Class D preferred stock                              $5.00 per share

In addition, the holders of preferred stock are also entitled to any declared but unpaid dividends at the time of liquidation.

Voting
The preferred stock has the same voting rights as common stock on a one-for-one basis, subject to certain dilutive events.

Dividends
The Class A, B and D preferred stock have dividend rates of $0.05, $0.11 and $0.40, respectively. The dividend rate for Class C preferred stock is defined as any such amount as decided by the Company's directors. Dividends are noncumulative on the Class A, B and C preferred stock and are only declared on the unanimous vote of the Company's directors. Dividends are cumulative on the Class D preferred stock and accrue automatically with the passage of time. Cumulative dividends shall become payable on an annual basis within four months after the end of the Company's fiscal year, to the extent the consolidated retained earnings are sufficient to pay such dividends in whole or in part. No dividends will be declared on common stock unless the full dividend rate for a given fiscal year has been paid on the preferred stock.

Holders of Class D preferred stock have the right, exercisable at any time by notice to the Company, to convert any cumulative dividends on Class D preferred stock not paid within 90 days after the payment period into shares of common stock at the effective conversion rate (currently $5.00 per common share). During the year ended December 31, 2001, dividends payable of $467,000 were converted into 93,332 shares of the Company's common stock.

No dividends had been declared on the Class A, B and C preferred stock as of December 31, 2001. Dividends of $200,000 on the Class D preferred stock were recorded during each of the years ended December 31, 2001 and 2000, respectively.

Redemption
At any time on or after December 31, 2002, the Company must redeem any preferred stock, at the election of the stockholder, if the Company has not completed a qualifying initial public offering of its common stock. The redemption price for the Class A and B preferred stock is $1.00 and $2.19 per share, respectively. The redemption price for the Series C and D preferred stock is the greater of the liquidation preference or a calculated value as defined in the Company's Articles of Incorporation, as amended. At December 31, 2001, this calculated amount was $16.71 per share for the Series C and D preferred stock, based on results as of and for the year ended December 31, 2001. Upon the sale of the Company on the Closing Date, each share of outstanding preferred stock was converted into the right to receive cash proceeds from the acquisition as if those preferred shares had been converted into common stock. The Company is currently in dispute with one of its preferred stock investors regarding the final distribution of cash proceeds to which that investor is entitled (see Note
A).

Conversion
Each share of preferred stock is convertible, on a one-for-one basis, into shares of common stock at the option of the holders. The conversion rate is adjustable for certain dilutive events. All outstanding shares of preferred stock automatically convert to shares of common stock at the time of a public offering or upon the vote of two-thirds of the shares of one class of preferred stock.

Nonvoting Convertible Common Stock
The convertible common stock of the Company is identical in all respects to the Company's common stock except the convertible common stock has no right to vote for the election of directors of the Company and no right to vote on any matter presented to the stockholders of the Company for their vote or approval except only as the General Corporation Law of Delaware may require that voting rights be granted to the convertible common stock.

The convertible common stock automatically converts into shares of common stock at the ratio of one share of common stock for one share of convertible common stock upon the closing of a public offering.

There were no shares of convertible common stock issued and outstanding as of December 31, 2001 and 2000.

I.   Employee Stock Options and Warrants

The Company has two stock option plans, which are described below, and directors and lenders' warrant programs. Under the original terms of the 1996 Incentive Stock Option Plan and the 1996 Nonqualified Stock Option Plan, the Company may issue incentive stock options and nonqualified stock options to employees and directors of the Company as determined by the Board of Directors. As of December 31, 2001, 1,325,000 shares were reserved for issuance under these plans. The exercise price of each option equals the fair market value of the Company's common stock established by the Board on the date of the grant. Incentive stock options vest over a five-year period. Two nonqualified options, which are fully vested, are outstanding for a total of 100,000 shares. Special nonqualified options do not vest until 10 years from the date of grant, but may vest on an accelerated basis if certain performance goals are met. Stock options generally expire ten years from the date of grant.

Had compensation cost for the stock options granted to employees and directors been determined based on the fair value at the date of grant, consistent with the methodology prescribed under SFAS No. 123, the reported net income for the years ended December 31, 2001 and 2000, would have been decreased by $91,000 and $77,000, respectively. The fair value of each option granted during the years ended December 31, 2001 and 2000, was estimated on the date of grant using the minimum value option pricing model, utilizing the zero-coupon US Government interest rate at the grant date and the following weighted average assumptions: (1) an expected option life of 8 years and (2) an expected dividend yield of 0.0%.

Transactions involving the Company's stock option plans for the period from January 1, 2000 to December 31, 2001 are summarized as follows (in thousands, except per option information):

                                                  Number of shares     Weighted-average
                                                                        exercise price
     Outstanding at January 1, 2000                             619                 $1.87
     Granted                                                    395                  2.91
     Exercise                                                  (258)                 2.09
     Forfeitures                                                (24)                 2.29
                                                  -----------------

     Outstanding at December 31, 2000                           732                  2.34
     Granted                                                    211                  3.00
     Exercise                                                   (30)                 1.94
     Forfeitures                                                (47)                 2.57
                                                  -----------------

     Outstanding at December 31, 2001                           866                 $2.50
                                                  =================

The aggregate fair value of options granted during the years ended December 31, 2001 and 2000, was $164,000 and $351,000, respectively.

The following table summarizes information about stock options outstanding as of December 31, 2001 (in thousands, except per option and contractual life information):

                                                                     Weighted-average
                                                                  remaining contractual
                  Exercise price             Number outstanding           life                 Number exercisable
                      $1.00                       127,600                  4.2                      100,000
                      $2.41                       307,000                  7.3                      182,400
                      $3.00                       431,400                  8.9                       46,000
                                             ------------------                                ------------------
                                                  866,000                                           328,400
                                             ==================                                ==================

An additional 136,800 shares were available for future grant as of December 31, 2001 under the option plans.

The Company also had a total of 80,000 warrants for the purchase of common stock outstanding as of December 31, 2001 and 2000. Warrants for 60,000 shares are outstanding to three directors and warrants for 20,000 are outstanding to lenders. The lenders' warrants are fully exercisable, while the Directors' warrants vest over a five-year period at varying dates through 2004. The warrants have an exercise price of $1.00 per share, which was considered the fair market value of the common stock at the date of issuance. The value of these warrants was deemed to be immaterial for financial reporting purposes. No warrants were issued during the years ended December 31, 2001 and 2000, respectively. Warrants for the purchase of 30,000 shares were exercised by lenders during the year ended December 31, 2000.

J.   Employee Stock Purchase Plan

On July 25, 1996, the Company established an Employee Stock Purchase Plan (the "Plan"). As of December 31, 2001, 100,000 shares were authorized for issuance under the Plan. Eligibility to participate is determined by a committee established by the Board of Directors. Participants in the Plan may acquire shares, either with cash or a stock purchase note to be repaid by payroll deductions, at the fair market value at the date of purchase.

Shares purchased through the Plan amounted to 76,300 through December 31, 2001. No shares were purchased through the Plan during the years ended December 31, 2001 and 2000, respectively.

K.   Income Taxes

The components of the consolidated provision which includes amounts currently payable and those deferred because of temporary and permanent differences between the financial statement and tax bases of assets and liabilities, for the years ended December 31, 2001 and 2000, were as follows (in thousands):

                                                                                              2001                  2000
     Current:
        Federal                                                                                $ 4,095               $ 3,009
        Foreign                                                                                     11                    --
        State                                                                                      496                   836
                                                                                --------------------------------------------
                                                                                                 4,602                 3,845
                                                                                --------------------------------------------
     Deferred:
        Federal                                                                                 (1,764)                 (101)
        Foreign                                                                                     --                    --
        State                                                                                     (385)                  (78)
                                                                                --------------------------------------------
                                                                                                (2,149)                 (179)
                                                                                --------------------------------------------
     Total                                                                                     $ 2,453               $ 3,666
                                                                                ============================================


The components of the net deferred tax assets (liabilities) were as follows at December 31 (in thousands):

                                                                                              2001                  2000
     Allowance for doubtful accounts                                                           $   306               $   111
     Accrued compensation                                                                          260                   110
     Restructuring                                                                                 161                   235
     Net operating loss carry forwards                                                              28                    --
     Inventories                                                                                 1,892                   659
     Other                                                                                         305                   125
     Depreciation                                                                               (1,104)               (1,200)
     Intangible assets                                                                          (1,471)               (1,812)
                                                                                --------------------------------------------

     Net deferred tax asset (liability)                                                        $   377               $(1,772)
                                                                                ============================================

     Net current deferred tax assets                                                           $ 2,924               $ 1,240
     Net long-term deferred tax liabilities                                                     (2,547)               (3,012)
                                                                                --------------------------------------------

                                                                                               $   377               $(1,772)
                                                                                ============================================

L.   Significant Customers

The Company serves a large number of customers and, in many cases, sells to different divisions of major corporations on different contracts or programs at any one point in time.

For the year ended December 31, 2001, one customer accounted for 39% of net sales. For the year ended December 31, 2000, two customers accounted for 43% and 13%, respectively, of net sales.

Export sales, primarily to Western Europe and Japan, or to U.S. offices of foreign customers, accounted for approximately 50% and 22% of net sales for the years ended December 31, 2001, and December 31, 2000, respectively.

M.   Employee Benefit Plan

The Company has a defined contribution plan under Section 401(k) of the Internal Revenue Code to provide retirement and profit sharing benefits, covering substantially all full-time employees. Employees are eligible to contribute up to 15% of their gross salary. The Company may contribute to the plan at the discretion of the Board of Directors. Contributions vest annually in equal amounts over a five-year period.

Company contributions to the plan were $236,000 and $302,000 for the years ended December 31, 2001 and 2000, respectively.

N.   Related Party Transactions

The Company had an agreement with a shareholder to receive acquisition search and advisory services which was terminated on June 30, 2000. The Company recorded fees payable to the related party in relation to these services of $203,000 for the year ended December 31, 2000. These fees are recorded under amortization and other acquisition-related expenses in the Company's statements of operations.

The Company has an obligation to the previous owner of Andersen Laboratories, Inc. and Creative Electric, Inc. for a portion of the proceeds received upon the settlement of certain customer contracts. Included in other accrued expenses at December 31, 2001 and 2000 are obligations of $177,000 and $81,000, respectively, in connection with this liability.

                                  Appendix B

                       Integrated Circuit Systems, Inc.
            Pro Forma Condensed Consolidated Financial Information

                                   Contents

                                                                         Page
Pro Forma Condensed Consolidated Balance Sheet as of
December 29, 2001 (Unaudited)                                            B-2

Pro Forma Condensed Consolidated Statement of Income for the
Year ended June 30, 2001 (Unaudited)                                     B-3

Pro Forma Condensed Consolidated Statement of Income for the
Six months ended December 29, 2001 (Unaudited)                           B-4

Notes to Pro Forma Condensed Consolidated Financial Information
(Unaudited)                                                              B-5-

                  Pro Forma Condensed Consolidated Financial
                            Information (Unaudited)

On January 4, 2002, Integrated Circuit Systems, Inc. (the "Company") acquired Micro Networks Corporation ("Micro Networks") for a total purchase price of $89.8 million. The purchase price includes a cash payment of $75.1 million, $11.9 million in assumed liabilities and $2.8 million in purchase accounting liabilities related to the company's preliminary plan to restructure the activities of the acquired entity. The purchase agreement includes a provision for a working capital adjustment based on the financial information of Micro Networks as of the closing date. The acquisition will be accounted for using the purchase method, and accordingly, goodwill, approximately $33.3 million, will be recorded as part of the transaction.

The unaudited pro forma condensed consolidated balance sheet of the Company and Micro Networks as of December 29, 2001, reflects adjustments as if the acquisition had occurred on that date. The unaudited pro forma condensed consolidated statement of income for the year ended June 30, 2001, and for the six months ended December 29, 2001, reflect adjustments as if the acquisition had occurred at the beginning of the company's fiscal years, on July 2, 2000, and July 1, 2001, respectively.

The unaudited pro forma combined financial statements are based on the assumptions set forth in the notes to such statements. The pro forma adjustments made in connection with the development of the pro forma information have been made solely for purposes of developing such pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the SEC. The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations for future periods or the combined financial position or the results that actually would have been realized had the entities been a single entity during these periods.

These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of the Company and Micro Networks.

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 29, 2001
                                (In thousands)

                                                                                            Pro Forma
                                                     ICS (1)    Micro Networks (2)         Adjustments (3)       Consolidated
Current assets:
  Cash and cash equivalents                          $ 87,868             $   344             $(30,136)   (4)      $ 58,076
  Marketable securities                                27,253                  --                   --               27,253
  Accounts receivable, net                             22,502               6,580                   --               29,082
  Inventory                                            11,810              10,161                1,359    (5)        23,330
  Deferred tax assets                                   3,446               2,924                   --                6,370
  Prepaid income taxes                                  2,189                  --                   --                2,189
  Prepaid expenses and other current assets             5,969               2,057                   --                8,026
                                                    --------------------------------------------------           ----------

     Total current assets                             161,037              22,066              (28,777)             154,326
  Property and equipment, net                          10,246               8,772                  768    (6)        19,786
  Marketable securities, long-term                        104                  --                   --                  104
  Other assets                                            549               3,983               17,429    (7)        33,961
                                                                                                12,000    (7)
  Goodwill                                                626                  --               33,270    (7)        33,896
                                                    --------------------------------------------------           ----------

     Total assets                                    $172,562             $34,821             $ 34,690             $242,073

Current liabilities:
  Current portion of long-term obligations           $     --             $ 4,514             $ (4,505)   (8)      $ 45,009
                                                                                                45,000    (4)
  Current portion of lease obligations                    423                  --                   --                  423
  Accounts payable                                      9,683               4,148                   --               13,831
  Accrued payroll and bonus                             1,076               1,342                   --                2,418
  Accrued expenses and other current liabilities        2,374               2,003                2,805    (9)         7,162
                                                                                                   (20)   (8)
  Income taxes payable                                     --               1,011                   --                1,011
                                                    --------------------------------------------------           ----------

     Total current liabilities                         13,556              13,018               43,280               69,854
  Long-term debt, less current portion                     71               2,513                   --                2,584
  Deferred income taxes                                   303               2,547               11,045   (11)        13,895
  Other liabilities                                       651                   8                   --                  659
                                                    --------------------------------------------------           ----------

     Total liabilities                                 14,581              18,086               54,325               86,992

Stockholders' equity
  Class A shares, $0.01 par, 67,010 issued                670              23,018              (23,018)  (10)           670
  Additional paid in capital                          218,290                 137                 (137)  (10)       221,028
                                                                                                 2,738    (9)
  Accumulated deficit                                 (51,230)             (6,347)               6,347   (10)       (54,130)
                                                                                                (2,900)   (7)
  Notes receivable                                         --                  (5)                   5   (10)            --
  Deferred compensation                                (2,194)                 --               (2,738)   (9)        (4,932)
  Treasury stock                                       (7,799)                (68)                  68   (10)        (7,799)
  Other comprehensive income                              244                  --                   --                  244
                                                    --------------------------------------------------           ----------

     Total Stockholders' equity                       157,981              16,735              (19,635)             155,081
                                                    --------------------------------------------------           ----------
Total liabilities and stockholders' equity           $172,562             $34,821             $ 34,690             $242,073

     *  See Accompanying Notes to Unaudited Pro Forma Combined Financial
                                  Statements

                       INTEGRATED CIRCUIT SYSTEMS, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                           YEAR ENDED JUNE 30, 2001
                     (In thousands, except per share data)

                                              ICS (1)            Micro               Pro Forma
                                                              Networks (2)          Adjustments (3)     Consolidated
Revenues                                      $188,298            $60,412             $    --             $248,710

Gross margin                                   116,301             28,515                  --              144,816

Research and development                        28,301              5,576                  --               33,877
Selling, general and administrative             21,572              9,411               2,000    (7)        34,087
                                                                                          912    (9)
                                                                                          192    (6)
Goodwill                                           234                 --                  --                  234
                                            -------------------------------------------------           ----------
    Operating expenses                          50,107             14,987               3,104               68,198

Operating income                                66,194             13,528              (3,104)              76,618

Interest expense                                  (219)            (1,322)             (1,823)   (4)        (2,122)
                                                                                        1,242    (8)
Other income (expense)                           3,611                 --                (855)   (4)         2,756
                                            -------------------------------------------------           ----------

Pretax income                                   69,586             12,206              (4,540)              77,252
       Income Taxes                             13,128              4,099                (495)  (11)        16,732
                                            -------------------------------------------------           ----------

Net income                                    $ 56,458            $ 8,107             $(4,045)            $ 60,520

Basic income per share                        $   0.87                                                    $   0.93
Diluted income per share                      $   0.81                                                    $   0.87

Basic weighted shares outstanding               64,837                                                      64,837
Diluted weighted shares outstanding             69,573                                                      69,573

*    See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

                       INTEGRATED CIRCUIT SYSTEMS, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      SIX MONTHS ENDED DECEMBER 29, 2001
                     (In thousands, except per share data)

                                                            Micro             Pro Forma
                                           ICS (1)       Networks (2)        Adjustments (3)       Consolidated
                                             $ 74,267      $ 23,726                $    --             $ 97,993
Revenues
                                               43,107        11,040                     --               54,147
Gross margin
                                               12,494         2,459                     --               14,953
Research and development
Selling, general and administrative             9,974         3,670                  1,000    (7)        15,196
                                                                                       456    (9)
                                                                                        96    (6)
                                          ------------------------------------------------        -------------
     Operating expenses                        22,468         6,129                  1,552               30,149

Operating income                               20,639         4,911                 (1,552)              23,998

Interest expense                                  (45)         (262)                  (942)   (4)        (1,027)
                                                                                       222    (8)
Other income (expense)                          1,591           135                   (428)   (4)         1,298
                                          ------------------------------------------------        -------------

Pretax income                                  22,185         4,784                 (2,700)              24,269
     Income Taxes                               3,186         1,262                   (265)  (11)         4,183
                                          ------------------------------------------------        -------------

Net income                                   $ 18,999      $  3,522                $(2,435)            $ 20,086

Basic income per share                       $   0.29                                                  $   0.30
Diluted income per share                     $   0.27                                                  $   0.29

Basic weighted shares outstanding              66,314                                                    66,314
Diluted weighted shares outstanding            69,796                                                    69,796


*    See Accompanying Notes to Unaudited Pro Forma Combined Financial Statements

                       INTEGRATED CIRCUIT SYSTEMS, INC.
          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The pro forma combined condensed financial information is presented for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the companies had been combined during the periods presented or the results that may be obtained in the future.

Note 1 - Integrated Circuit Systems, Inc. Historical Financial Information

Integrated Circuit Systems, Inc. ("ICS") historical financial information as filed with the Securities & Exchange Commission

Note 2 - Micro Networks Corporation Historical Financial Information

Micro Networks Corporation ("MNC") has a fiscal year which ends on December 31. The pro forma combined condensed statement of income for the six months ended December 29, 2001 combines MNC information from July 1, 2001 to December 31, 2001 with ICS financial information from July 1, 2001 to December 29, 2001. The pro forma combined condensed statement of income for the year ended June 30, 2001 combines MNC's financial information from July 2, 2000 to June 30, 2001 with ICS's fiscal year 2001 financial information.

Note 3 - Allocation of the purchase price

The allocation of the purchase price is preliminary and is subject to change based on the completion of independent appraisals of tangible and intangible assets, actual costs as compared with estimated costs used in the preliminary purchase price allocation, the finalization of the company's preliminary plan to restructure the activities of the acquired entity and completion of the financial information as of January 4, 2002, the date of closing of the acquisition. The completion of the purchase price allocation will result in adjustment to certain assets acquired and liabilities assumed, with an offsetting increase or decrease to goodwill.

Note 4 - Financing the acquisition

In connection with acquiring MNC, ICS used approximately $30.1 million of previously existing cash and borrowed approximately $45.0 million through a term loan. The interest rate of the debt will adjust periodically. For purposes of the pro forma financial statements, the interest rate on the debt is assumed to be 4.34%. For every one-eighth percent adjustment to the interest rate, interest expense increases or decreases by $52,050 per year. The pro forma rules require using current borrowing rates and do not reflect rates that would have been charged during the periods presented. The interest rate use to calculate lost interest income from the use of previously existing cash is 2.81% and represents the estimated rate of interest earned on cash and investment balances during the period presented.

Note 5 - Valuation of inventory

The value of work-in-process and finished goods held by MNC increased by $1.4 million. This adjustment reflects the difference between the fair value and carrying value of the inventory acquired. ICS expects that this write up will result in lower margins during the period following the closing date. The impact on margins has not been reflected in the pro-forma income statement because of the temporary effect.

Note 6 - Valuation of property and equipment

The value of the property and equipment held by MNC increased by $768,000. This adjustment reflects the difference between the fair value and carrying value of the property and equipment acquired. This write up will result in an increase in depreciation expense over the next 4 years. The pro forma statements of income reflects an additional $96,000 and $192,000 in depreciation expense for the six months ended December 29, 2001 and the year ended June 30, 2001 respectively.

Note 7 - Valuation of intangible assets

ICS is in the process of obtaining a third party valuation of certain intangible assets such as trade names, customer relationships and technology. Based on the preliminary results of the third party's valuation, there was an increase in the balance for intangibles that are not amortizable, including goodwill, by $50.7 million. In accordance with Statement of Financial Accounting Standards Number 142, goodwill is not amortized and will be evaluated periodically for impairment. The fair value of the acquired customer base is estimated to be valued at $12.0 million and amortized over its estimated useful life of 6 years resulting in an increase in amortization expense on the pro forma statements of income of $1.0 million and $2.0 million for the six months ended December 29, 2001 and the year ended June 30, 2001 respectively. There may also be a one-time charge for the write off of in process R&D of $2.9 million. The impact of the write-off of the in process R&D has not been reflected in the pro-forma income statements because it has a temporary effect.

Note 8 -  Line of Credit

In connection with the acquisition, ICS paid off MNC's outstanding line of credit of $4.5 million as well as $20,000 in accrued interest. Accordingly, interest expense related to the line of credit was removed for the pro forma statements of income.

Note 9 -  Other pro forma adjustments

Other pro forma adjustments include deferred compensation related to ICS options issued to an MNC employee as part of the purchase transaction ($2.7 million). The deferred compensation will be amortized into income over the 3 year vesting period of these options. In addition, the company estimates that it will incur an additional $2.8 million in purchase accounting liability related to the company's preliminary plan to restructure the activities of the acquired entity.

Note 10 - Equity

The historical equity of MNC is removed as a result of the acquisition.

Note 11 - Income taxes

The deferred tax liability of $11.0 million represents the tax effect of the difference between book and tax basis for tangible and intangible assets purchased.